Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Stater Bros. Holdings Inc. for the registration of $255,000,000 7 3/8% Senior Notes due 2018 and to the incorporation by reference therein of our report dated December 15, 2010, with respect to the consolidated financial statements of Stater Bros. Holdings Inc. included in its Annual Report (Form 10-K) for the year ended September 26, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

June 24, 2011